Exhibit 99.1

For Immediate Release April 28, 2016 Listed: TSX, NYSE	Symbol: POT

PotashCorp Reports First-Quarter Earnings of $0.09 per Share

Key Highlights

•	First-quarter earnings of $0.09 per share[1], including:

•	Notable non-cash charges in phosphate of $0.03 per share

•	New Brunswick severance charges of $0.03 per share

•	Full-year 2016 capital expenditures guidance reduced by approximately $100 million

•	Full-year 2016 earnings guidance lowered to $0.60-$0.80 per share

•	Second-quarter earnings guidance set at $0.15-$0.25 per share

CEO Commentary

“Lower prices for all nutrients weighed on our performance for the quarter and contributed to a more subdued outlook for the year,” said PotashCorp President and Chief Executive Officer Jochen Tilk. “In potash, the deferral of new contracts in China led to cautious buying patterns in other regions, resulting in a weaker demand environment and lower prices.”

“Amidst this backdrop, we took meaningful steps during the quarter that align with our potash strategy, including the suspension of operations in New Brunswick and production curtailments in Saskatchewan. While these steps impacted our first-quarter results, we are confident they best support medium to long-term performance. Our approach to markets – like our approach to the balance sheet – will continue to be proactive and prudent,” said Tilk.

“Importantly, we believe this approach – coupled with supportive economics and recognition of improved nutrient value by farmers – is already making a difference. In recent weeks, spot markets have begun to stabilize and customer sentiment is improving. We see better conditions for the remainder of 2016, but recognize that the timing and strength of a recovery is still unfolding.”

Saskatoon, Saskatchewan – Potash Corporation of Saskatchewan Inc. (PotashCorp) reported first-quarter earnings of $0.09 per share ($75 million) – including notable charges of $0.06 per share ($52 million) – down from $0.44 ($370 million) generated in the same period of 2015.

Weaker prices – primarily for potash and nitrogen – and lower offshore potash sales volumes negatively impacted performance for the quarter, with gross margin of $234 million, cash provided by operating activities of $188 million and earnings before finance costs, income taxes, depreciation and amortization, termination benefit costs and certain impairment charges (adjusted EBITDA)2 of $385 million, all well below 2015’s respective totals.

Investments in Arab Potash Company (APC) in Jordan and Sociedad Quimica y Minera de Chile S.A. (SQM) in Chile contributed $21 million to our quarterly earnings, trailing the $33 million generated in the first quarter of 2015. The market value of our investments in these two publicly traded companies, as well as Israel Chemicals Ltd. (ICL) in Israel and Sinofert Holdings Limited (Sinofert) in China, equated to approximately $4 billion, or $5 per PotashCorp share, at market close on April 27, 2016.

Market Conditions

The absence of new contracts in China, limited demand from India and cautious buying patterns in spot markets reduced global potash deliveries in the first quarter. This weaker demand environment, combined with increased competitive pressures, pushed spot prices lower – most notably in North America – although they stabilized late in the quarter as signs of strengthening demand began to emerge ahead of the key application season.

Lower global energy costs and new nitrogen capacity pressured prices for all nitrogen products, keeping them below those realized in first-quarter 2015, although urea and UAN prices displayed seasonal strength in the US as buyers prepared for the spring planting season.

Global phosphate markets remained muted in the first quarter as elevated inventories in India and cautious buying in Brazil led to weaker shipments than those in first-quarter 2015. Tighter supply for feed, industrial and liquid fertilizer products supported more stable demand and prices relative to solid fertilizers.

Potash

Weaker realized prices and offshore sales volumes, combined with costs of suspending production at our Picadilly facility in New Brunswick ($32 million), led to lower first-quarter potash gross margin of $88 million, compared to the $428 million generated during the same period in 2015.

First-quarter sales volumes of 1.8 million tonnes were well below the 2.3 million tonnes sold in the first quarter last year. While shipments to North America were relatively flat, offshore volumes were down 35 percent, largely due to weaker deliveries to contract markets. The majority of Canpotex’s3 volumes were sold to Other Asian markets outside of China and India (49 percent) and Latin America (28 percent), while China and India accounted for 11 percent and 4 percent, respectively.

In this environment of constrained global demand, our average realized potash price for the first quarter was $178 per tonne, well below the $284 per tonne generated in the first quarter of 2015.

Consistent with our practice of matching supply with market demand, in January we announced suspension of production at our Picadilly potash facility (2 million tonnes nameplate capacity). Additionally, in February we announced approximately 0.4 million tonnes of production curtailments at our Saskatchewan operations. These decisions resulted in elevated per-tonne cost of goods sold of $128 per tonne for the first quarter, 27 percent higher than in the same period last year.

Nitrogen

In nitrogen, gross margin of $107 million for the quarter trailed the $181 million generated in the first quarter of 2015 as weaker prices – particularly for ammonia – were partially offset by higher volumes and lower natural gas costs. Our US operations accounted for 73 percent of our nitrogen gross margin for the quarter, with Trinidad providing the remainder.

Sales volumes for the quarter of 1.7 million tonnes were up 27 percent compared to the first quarter of 2015, due to strong demand and increased production at our recently expanded Lima facility.

Weaker benchmark pricing saw our average realizations drop to $244 per tonne during the quarter, down significantly from $351 in the corresponding period of 2015.

Cost of goods sold for the first quarter was $182 per tonne, down from $215 in the same period last year, driven mainly by lower natural gas costs in Trinidad and the US.

Phosphate

In phosphate, first-quarter gross margin ($39 million) was negatively impacted by weaker prices and a non-cash impairment charge of $27 million. These factors more than offset the benefit of lower input costs, causing this year’s total to trail the $58 million earned in the comparable period last year.

Quarterly sales volumes of 0.7 million tonnes were up 10 percent compared to 2015’s first quarter, due primarily to fewer production constraints.

Our average realized phosphate price for the first quarter was $499 per tonne, down from the $574 per tonne in the same period last year as weaker demand weighed on prices, most notably for solid fertilizers.

Per-tonne cost of goods sold in the quarter was $446, down from $487 in the first quarter last year as lower input costs more than offset notable non-cash charges, primarily an impairment of property, plant and equipment at Aurora related to an industrial product that we will no longer produce.

Financial

Provincial mining and other taxes for the quarter totaled $31 million, down from $95 million in last year’s corresponding period, largely due to lower expected potash prices in 2016.

Income tax expense for the first quarter ($32 million) was down from the comparable period last year ($140 million) due to lower total earnings.

Potash Market Outlook

We expect supportive crop economics and agronomic need to support strong potash consumption through the remainder of the year. Spring planting requirements and the anticipation of contract settlements are expected to increase shipments; however, given the slower start to 2016, we have lowered the upper end of our annual global potash shipment range and now estimate 59-61 million tonnes.

In North America, we anticipate that an increase in planted acres will support potash demand in 2016. Our full-year shipment estimate in this market is now expected in the range of 9.0-9.5 million tonnes, slightly lower than our previous estimate. With improved demand, the negative pricing trends of recent months appear to be abating.

In Latin America, favorable farmer economics are expected to support another year of consumption growth. Agronomic need and expectations of increased soybean acreage in the key planting season are expected to support demand of 10.8-11.3 million tonnes, slightly above 2015 levels.

Strong underlying consumption trends and new contracts are expected to support shipments to China in the range of 13.5-14.5 million tonnes for 2016, in line with our previous estimates but below 2015’s record levels.

In India, we expect an improved monsoon, declining inventories and the potential for lower farm retail prices will lead to new contracts and support shipments of 4.0-4.5 million tonnes. While weaker first-quarter deliveries have reduced our annual expectations for this market, they mark an increase from 2015’s levels.

In Other Asian markets, higher palm oil prices are expected to support demand of 8.7-9.0 million tonnes in 2016, above both our previous expectations and total shipments in 2015.

Financial Outlook

In response to weaker demand, we curtailed production and have lowered our expectations for 2016 potash sales volumes to a range of 8.3-8.8 million tonnes. The combination of lower volumes and weaker prices – reflecting the decline during the first quarter – has reduced expectations for our full-year potash gross margin, which is now forecast at $0.5-$0.7 billion. Similarly challenging market conditions have caused us to lower our combined nitrogen and phosphate gross margin guidance to a range of $0.6-$0.8 billion in 2016.

In response to weaker cash flow projections, we have reduced our full-year capital expenditures guidance and now anticipate a range of $0.7-$0.8 billion.

We now expect our provincial mining and other taxes will be in the range of 24-27 percent of potash gross margin (excluding New Brunswick severance costs) due to adjustments for the prior year’s potash production tax provision. Selling and administrative expenses are now forecast in the range of $235-$245 million. Due to the recent strength of the Canadian dollar, we have revised our full-year foreign exchange rate assumption to CDN$1.34 per US dollar.

As a result of the changes noted, we have lowered our full-year 2016 earnings guidance to $0.60-$0.80 per share. For the second quarter, we forecast a range of $0.15-$0.25 per share.

All annual guidance numbers – including those noted above – are outlined in the table below.

2016 Guidance
Earnings per share	Annual: $0.60-$0.80 Q2: $0.15-$0.25
Potash sales volumes	8.3-8.8 million tonnes
Potash gross margin	$0.5-$0.7 billion
Nitrogen and phosphate gross margin	$0.6-$0.8 billion
Capital expenditures*	$0.7-$0.8 billion
Effective tax rate	25-27 percent
Provincial mining and other taxes**	24-27 percent
Selling and administrative expenses	$235-$245 million
Finance costs	$210-$220 million
Income from offshore equity investments***	$120-$140 million
Annual foreign exchange rate assumption	CDN$1.34 per US$
Annual EPS sensitivity to foreign exchange	US$ strengthens vs. CDN$ by $0.02 = +$0.01 EPS

*	Does not include capitalized interest
**	As a percentage of potash gross margin, excluding New Brunswick severance costs
***	Includes income from dividends and share of equity earnings

Notes

1. All references to per-share amounts pertain to diluted net income per share.

2. See reconciliation and description of non-IFRS measures in the attached section titled “Selected Non-IFRS Financial Measures and Reconciliations and Supplemental Information.”

3. Canpotex Limited (Canpotex), the offshore marketing company for PotashCorp and two other Saskatchewan potash producers.

PotashCorp is the world’s largest crop nutrient company and plays an integral role in global food production. The company produces the three essential nutrients required to help farmers grow healthier, more abundant crops. With global population rising and diets improving in developing countries, these nutrients offer a responsible and practical solution to meeting the long-term demand for food. PotashCorp is the largest producer, by capacity, of potash and one of the largest producers of nitrogen and phosphate. While agriculture is its primary market, the company also produces products for animal nutrition and industrial uses. Common shares of Potash Corporation of Saskatchewan Inc. are listed on the Toronto Stock Exchange and the New York Stock Exchange.

For further information please contact:

Investors	Media
Denita Stann	Randy Burton
Senior Vice President, Investor and Public Relations	Director, Public Relations and Communications
Phone: (306) 933-8521	Phone: (306) 933-8849
Fax: (306) 933-8844	Fax: (306) 933-8844
Email: ir@potashcorp.com	Email: pr@potashcorp.com

Website:    www.potashcorp.com

This release contains “forward-looking statements” (within the meaning of the US Private Securities Litigation Reform Act of 1995) or “forward-looking information”(within the meaning of appropriate Canadian securities legislation) that relate to future events or our future performance. These statements can be identified by expressions of belief, expectation or intention, as well as those statements that are not historical fact. These statements often contain words such as “should,” “could,” “expect,” “forecast,” “may,”“anticipate,” “believe,” “intend,” “estimates,” “plans” and similar expressions. These statements are based on certain factors and assumptions as set forth in this document, including with respect to: foreign exchange rates, expected growth, results of operations, performance, business prospects and opportunities, and effective tax rates. While we consider these factors and assumptions to be reasonable based on information currently available, they may prove to be incorrect. Forward-looking statements are subject to risks and uncertainties that are difficult to predict. The results or events set forth in forward-looking statements may differ materially from actual results or events. Several factors could cause actual results or events to differ materially from those expressed in forward-looking statements including, but not limited to, the following: variations from our assumptions with respect to foreign exchange rates, expected growth, results of operations, performance, business prospects and opportunities, and effective tax rates; fluctuations in supply and demand in the fertilizer, sulfur and petrochemical markets; changes in competitive pressures, including pricing pressures; risks and uncertainties related to any operating and workforce changes made in response to our industry and the markets we serve, including mine and inventory shutdowns; adverse or uncertain economic conditions and changes in credit and financial markets; economic and political uncertainty around the world; changes in capital markets; the results of sales contract negotiations; unexpected or adverse weather conditions; changes in currency and exchange rates; risks related to reputational loss; the occurrence of a major safety incident; inadequate insurance coverage for a significant liability; inability to obtain relevant permits for our operations; catastrophic events or malicious acts, including terrorism; certain complications that may arise in our mining process, including water inflows; risks and uncertainties related to our international operations and assets; our ownership of non-controlling equity interests in other companies; our prospects to reinvest capital in strategic opportunities and acquisitions; risks associated with natural gas and other hedging activities; security risks related to our information technology systems; imprecision in reserve estimates; costs and availability of transportation and distribution for our raw materials and products, including railcars and ocean freight; changes in, and the effects of, government policies and regulations; earnings and the decisions of taxing authorities which could affect our effective tax rates; increases in the price or reduced availability of the raw materials that we use; our ability to attract, develop, engage and retain skilled employees; strikes or other forms of work stoppage or slowdowns; rates of return on, and the risks associated with, our investments and capital expenditures; timing and impact of capital expenditures; the impact of further innovation; adverse developments in new and pending legal proceedings or government investigations; and violations of our governance and compliance policies. These risks and uncertainties are discussed in more detail under the headings “Risk Factors” and “Management’s Discussion and Analysis of Results and Operations and Financial Condition” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 and in other documents and reports subsequently filed by us with the US Securities and Exchange Commission and the Canadian provincial securities commissions. Forward-looking statements are given only as of the date hereof and we disclaim any obligation to update or revise any forward-looking statements in this release, whether as a result of new information, future events or otherwise, except as required by law.

PotashCorp will host a Conference Call on Thursday, April 28, 2016 at 1:00 pm Eastern Time.

Telephone Conference:		Dial-in numbers:
	-	From Canada and the US	1-800-597-1419
	-	From Elsewhere	1-604-638-5350

Live Webcast:		Visit www.potashcorp.com
Webcast participants can submit questions to management online from their audio player pop-up window.

Potash Corporation of Saskatchewan Inc.

Condensed Consolidated Statements of Income

(in millions of US dollars except as otherwise noted)

(unaudited)

	Three Months Ended
	March 31
	2016	2015

Sales (Note 2)	$ 1,209	$ 1,665
Freight, transportation and distribution	(133)	(128)
Cost of goods sold	(842)	(870)
Gross Margin	234	667
Selling and administrative expenses	(53)	(60)
Provincial mining and other taxes	(31)	(95)
Share of earnings of equity-accounted investees	19	36
Other (expenses) income (Note 3)	(10)	11
Operating Income	159	559
Finance costs	(52)	(49)
Income Before Income Taxes	107	510
Income taxes (Note 4)	(32)	(140)
Net Income	$ 75	$ 370

Net Income per Share
Basic	$ 0.09	$ 0.45
Diluted	$ 0.09	$ 0.44

Dividends Declared per Share	$ 0.25	$ 0.38

Weighted Average Shares Outstanding
Basic	837,118,000	831,390,000
Diluted	837,811,000	837,099,000

(See Notes to the Condensed Consolidated Financial Statements)

Potash Corporation of Saskatchewan Inc.

Condensed Consolidated Statements of Comprehensive Income

(in millions of US dollars)

(unaudited)

	Three Months Ended March 31
(Net of related income taxes)	2016	2015

Net Income	$75	$370
Other comprehensive income
Items that have been or may be subsequently reclassified to net income:
Available-for-sale investments (1)
Net fair value gain during the period	1	38
Cash flow hedges
Net fair value loss during the period (2)	(6)	(22)
Reclassification to income of net loss (3)	15	11
Other	1	(4)
Other Comprehensive Income	11	23
Comprehensive Income	$86	$393

(1)	Available-for-sale investments are comprised of shares in Israel Chemicals Ltd., Sinofert Holdings Limited and other.
(2)	Cash flow hedges are comprised of natural gas derivative instruments and treasury lock derivatives and were net of income taxes of $3 (2015 - $12).
(3)	Net of income taxes of $(8) (2015 - $(6)).

(See Notes to the Condensed Consolidated Financial Statements)

Potash Corporation of Saskatchewan Inc.

Condensed Consolidated Statements of Cash Flow

(in millions of US dollars)

(unaudited)

	Three Months Ended March 31
	2016	2015

Operating Activities
Net income	$75	$370
Adjustments to reconcile net income to cash provided by operating activities (Note 5)	206	181
Changes in non-cash operating working capital (Note 5)	(93)	(30)
Cash provided by operating activities	188	521

Investing Activities
Additions to property, plant and equipment	(246)	(228)
Other assets and intangible assets	—	(5)
Cash used in investing activities	(246)	(233)

Financing Activities
Proceeds from long-term debt obligations	—	494
Finance costs on long-term debt obligations	(2)	—
Proceeds from (repayment of) short-term debt obligations	336	(536)
Dividends	(313)	(274)
Issuance of common shares	20	30
Cash provided by (used in) financing activities	41	(286)
(Decrease) Increase in Cash and Cash Equivalents	(17)	2
Cash and Cash Equivalents, Beginning of Period	91	215
Cash and Cash Equivalents, End of Period	$74	$217

Cash and cash equivalents comprised of:
Cash	$16	$96
Short-term investments	58	121
	$74	$217

(See Notes to the Condensed Consolidated Financial Statements)

Potash Corporation of Saskatchewan Inc.

Condensed Consolidated Statement of Changes in Equity

(in millions of US dollars)

(unaudited)

			Accumulated Other Comprehensive (Loss) Income
	Share Capital	Contributed Surplus	Net unrealized gain on available- for-sale investments	Net (loss) gain on derivatives designated as cash flow hedges	Other	Total Accumulated Other Comprehensive (Loss) Income	Retained Earnings	Total Equity

Balance - December 31, 2015	$1,747	$230	$77	$(117)	$ (10)	$ (50)	$6,455	$8,382
Net income	—	—	—	—	—	—	75	75
Other comprehensive income	—	—	1	9	1	11	—	11
Dividends declared	—	—	—	—	—	—	(210)	(210)
Effect of share-based compensation including issuance of common shares	28	(7)	—	—	—	—	—	21
Shares issued for dividend reinvestment plan	7	—	—	—	—	—	—	7
Balance - March 31, 2016	$1,782	$223	$78	$(108)	$ (9)	$ (39)	$6,320	$8,286

(See Notes to the Condensed Consolidated Financial Statements)

Potash Corporation of Saskatchewan Inc.

Condensed Consolidated Statements of Financial Position

(in millions of US dollars except share amounts)

(unaudited)

As at	March 31 2016	December 31 2015

Assets
Current assets
Cash and cash equivalents	$74	$91
Receivables	701	640
Inventories	751	749
Prepaid expenses and other current assets	78	73
	1,604	1,553
Non-current assets
Property, plant and equipment	13,186	13,212
Investments in equity-accounted investees	1,260	1,243
Available-for-sale investments	985	984
Other assets	287	285
Intangible assets	188	192
Total Assets	$17,510	$17,469

Liabilities
Current liabilities
Short-term debt and current portion of long-term debt	$853	$517
Payables and accrued charges	914	1,146
Current portion of derivative instrument liabilities	78	84
	1,845	1,747
Non-current liabilities
Long-term debt	3,711	3,710
Derivative instrument liabilities	98	109
Deferred income tax liabilities	2,449	2,438
Pension and other post-retirement benefit liabilities	447	431
Asset retirement obligations and accrued environmental costs	600	574
Other non-current liabilities and deferred credits	74	78
Total Liabilities	9,224	9,087

Shareholders’ Equity
Share capital	1,782	1,747
Unlimited authorization of common shares without par value; issued and outstanding 838,923,638 and 836,540,151 at March 31, 2016 and December 31, 2015, respectively
Contributed surplus	223	230
Accumulated other comprehensive loss	(39)	(50)
Retained earnings	6,320	6,455
Total Shareholders’ Equity	8,286	8,382
Total Liabilities and Shareholders’ Equity	$17,510	$17,469

(See Notes to the Condensed Consolidated Financial Statements)

Potash Corporation of Saskatchewan Inc.

Notes to the Condensed Consolidated Financial Statements

For the Three Months Ended March 31, 2016

(in millions of US dollars except as otherwise noted)

(unaudited)

1. Significant Accounting Policies

With its subsidiaries, Potash Corporation of Saskatchewan Inc. (“PCS”) — together known as “PotashCorp” or “the company” except to the extent the context otherwise requires — forms an integrated fertilizer and related industrial and feed products company. The company’s accounting policies are in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS”). The accounting policies and methods of computation used in preparing these unaudited interim condensed consolidated financial statements are consistent with those used in the preparation of the company’s 2015 annual consolidated financial statements.

These unaudited interim condensed consolidated financial statements include the accounts of PCS and its subsidiaries; however, they do not include all disclosures normally provided in annual consolidated financial statements and should be read in conjunction with the company’s 2015 annual consolidated financial statements. Further, while the financial figures included in this preliminary interim results announcement have been computed in accordance with IFRS applicable to interim periods, this announcement does not contain sufficient information to constitute an interim financial report as that term is defined in International Accounting Standard (“IAS”) 34, “Interim Financial Reporting”. The company expects to publish an interim financial report that complies with IAS 34 in its Quarterly Report on Form 10-Q in May 2016.

In management’s opinion, the unaudited interim condensed consolidated financial statements include all adjustments necessary to present fairly such information. Interim results are not necessarily indicative of the results expected for the fiscal year.

2. Segment Information

The company has three reportable operating segments: potash, nitrogen and phosphate. The accounting policies of the segments are the same as those described in Note 1. Inter-segment sales are made under terms that approximate market value.

	Three Months Ended March 31, 2016

	Potash	Nitrogen	Phosphate	All Others	Consolidated

Sales - third party	$381	$428	$400	—	$1,209
Freight, transportation and distribution - third party	(59)	(33)	(41)	—	(133)
Net sales - third party	322	395	359	—
Cost of goods sold - third party	(234)	(298)	(310)	—	(842)
Margin (cost) on inter-segment sales (1)	—	10	(10)	—	—
Gross margin	88	107	39	—	234
Depreciation and amortization	(48)	(54)	(57)	(8)	(167)
Termination benefit costs	(32)	—	—	—	(32)
Impairment of property, plant and equipment	—	—	(27)	—	(27)
Cash outflows for additions to property, plant and equipment	91	69	43	43	246
(1) Inter-segment net sales were $17.
	Three Months Ended March 31, 2015

	Potash	Nitrogen	Phosphate	All Others	Consolidated

Sales - third party	$738	$482	$445	$—	$1,665
Freight, transportation and distribution - third party	(64)	(23)	(41)	—	(128)
Net sales - third party	674	459	404	—
Cost of goods sold - third party	(246)	(290)	(334)	—	(870)
Margin (cost) on inter-segment sales (1)	—	12	(12)	—	—
Gross margin	428	181	58	—	667
Depreciation and amortization	(58)	(46)	(64)	(4)	(172)
Cash outflows for additions to property, plant and equipment	111	60	36	21	228

(1)	Inter-segment net sales were $18.

Potash Corporation of Saskatchewan Inc.

Notes to the Condensed Consolidated Financial Statements

For the Three Months Ended March 31, 2016

(in millions of US dollars except as otherwise noted)

(unaudited)

3. Other (Expenses) Income

	Three Months Ended March 31
	2016	2015

Foreign exchange (loss) gain	$(17)	$15
Other income (expenses)	7	(4)
	$(10)	$11
4. Income Taxes A separate estimated average annual effective tax rate was determined for each taxing jurisdiction and applied individually to the interim period pre-tax income of each jurisdiction.

	Three Months Ended March 31
	2016	2015

Income tax expense	$32	$140
Actual effective tax rate on ordinary earnings	26%	27%
Actual effective tax rate including discrete items	30%	27%
Discrete tax adjustments that impacted the tax rate	$4	$3

5.	Consolidated Statements of Cash Flow

	Three Months Ended March 31
	2016	2015
Reconciliation of cash provided by operating activities
Net income	$75	$370
Adjustments to reconcile net income to cash provided by operating activities
Depreciation and amortization	167	172
Impairment of property, plant and equipment	27	—
Share-based compensation	2	15
Net undistributed earnings of equity-accounted investees	(17)	(35)
Provision for deferred income tax	6	25
Pension and other post-retirement benefits	15	5
Asset retirement obligations and accrued environmental costs	16	(13)
Other long-term liabilities and miscellaneous	(10)	12
Subtotal of adjustments	206	181

Changes in non-cash operating working capital
Receivables	(41)	56
Inventories	8	(62)
Prepaid expenses and other current assets	(2)	(8)
Payables and accrued charges	(58)	(16)
Subtotal of changes in non-cash operating working capital	(93)	(30)
Cash provided by operating activities	$188	$521

Supplemental cash flow disclosure
Interest paid	$29	$38
Income taxes paid	$11	$42

Potash Corporation of Saskatchewan Inc.

Selected Financial Data

(unaudited)

	Three Months Ended March 31
	2016	2015

Potash Sales (tonnes - thousands)
Manufactured Product
North America	778	800
Offshore	1,005	1,549
Manufactured Product	1,783	2,349

Potash Net Sales
(US $ millions)
Sales	$381	$738
Freight, transportation and distribution	(59)	(64)
Net Sales	$322	$674

Manufactured Product
North America	$138	$279
Offshore	180	388
Other miscellaneous and purchased product	4	7
Net Sales	$322	$674

Manufactured Product
Average Realized Sales Price per MT
North America	$178	$349
Offshore	$179	$250
Average	$178	$284
Cost of Goods Sold per MT	$(128)	$(101)
Gross Margin per MT	$50	$183

Potash Corporation of Saskatchewan Inc.

Selected Financial Data

(unaudited)

	Three Months Ended March 31
	2016	2015

Average Natural Gas Cost in Production per MMBtu	$3.44	$5.15
Nitrogen Sales (tonnes - thousands)
Manufactured Product
Ammonia (1)	601	489
Urea	306	252
Solutions/Nitric acid/Ammonium nitrate	757	568
Manufactured Product	1,664	1,309

Fertilizer sales tonnes (1)	666	388
Industrial/Feed sales tonnes	998	921
Manufactured Product	1,664	1,309

Nitrogen Net Sales
(US $ millions)
Sales - third party	$428	$482
Freight, transportation and distribution—third party	(33)	(23)
Net sales - third party	395	459
Inter-segment net sales	17	18
Net Sales	$412	$477

Manufactured Product
Ammonia (2)	$188	$228
Urea	86	97
Solutions/Nitric acid/Ammonium nitrate	133	134
Other miscellaneous and purchased product (3)	5	18
Net Sales	$412	$477

Fertilizer net sales (2)	$155	$133
Industrial/Feed net sales	252	326
Other miscellaneous and purchased product (3)	5	18
Net Sales	$412	$477

Manufactured Product
Average Realized Sales Price per MT
Ammonia	$312	$466
Urea	$280	$386
Solutions/Nitric acid/Ammonium nitrate	$176	$235
Average	$244	$351
Fertilizer average price per MT	$232	$342
Industrial/Feed average price per MT	$253	$354
Average	$244	$351
Cost of Goods Sold per MT	$(182)	$(215)
Gross Margin per MT	$62	$136

(1) Includes inter-segment ammonia sales (tonnes - thousands)	40	33
(2) Includes inter-segment ammonia net sales	$17	$18
(3) Includes inter-segment other miscellaneous and purchased product net sales	$—	$—

Potash Corporation of Saskatchewan Inc.

Selected Financial Data

(unaudited)

	Three Months Ended March 31
	2016	2015

Phosphate Sales (tonnes - thousands)
Manufactured Product
Fertilizer	437	371
Feed and Industrial	280	280
Manufactured Product	717	651

Phosphate Net Sales
(US $ millions)
Sales	$400	$445
Freight, transportation and distribution	(41)	(41)
Net Sales	$359	$404

Manufactured Product
Fertilizer	$191	$194
Feed and Industrial	167	179
Other miscellaneous and purchased product	1	31
Net Sales	$359	$404

Manufactured Product
Average Realized Sales Price per MT
Fertilizer	$436	$524
Feed and Industrial	$596	$640
Average	$499	$574
Cost of Goods Sold per MT	$(446)	$(487)
Gross Margin per MT	$53	$87

Potash Corporation of Saskatchewan Inc.

Selected Additional Data

(unaudited)

Exchange Rate (Cdn$/US$)

	2016	2015

December 31		1.3840
March 31	1.2971	1.2683
First-quarter average conversion rate	1.3908	1.2049

	Three Months Ended March 31
	2016	2015

Production
Potash production (KCl Tonnes - thousands)	2,230	2,612
Potash shutdown weeks (1)	7	—
Nitrogen production (N Tonnes - thousands)	771	792
Ammonia operating rate	86%	91%
Phosphate production (P2O5 Tonnes - thousands)	411	366
Phosphate P2O5 operating rate	86%	62%

Shareholders
PotashCorp’s total shareholder return	2%	-8%

Customers
Product tonnes involved in customer complaints (thousands)	25	18

Community
Taxes and royalties ($ millions) (2)	78	242

Employees
Annualized Employee Turnover Rate (3)	3%	4%

Safety
Total site recordable injury rate (per 200,000 work hours) (4)	1.15	0.92

Environment
Environmental incidents (5)	9	5

As at	March 31, 2016	December 31, 2015

Number of employees
Potash	2,393	2,689
Nitrogen	814	812
Phosphate	1,444	1,438
Other	459	456
Total	5,110	5,395

(1)	Represents weeks of full production shutdown; excludes the impact of any periods of reduced operating rates, planned routine annual maintenance shutdowns and suspension of Picadilly potash operations.
(2)	Taxes and royalties = current income tax expense - investment tax credits - realized excess tax benefit related to share-based compensation + potash production tax + resource surcharge + royalties + municipal taxes + other miscellaneous taxes (calculated on an accrual basis).
(3)	Excluding retirements and workforce changes related to suspension of Picadilly potash operations.
(4)	Total site includes PotashCorp employees, contractors and others on site (as defined in our 2015 Annual Integrated Report).
(5)	Total of reportable quantity releases, permit excursions and provincial reportable spills (as defined in our 2015 Annual Integrated Report).

Potash Corporation of Saskatchewan Inc.

Selected Non-IFRS Financial Measures and Reconciliations and Supplemental Information

(in millions of US dollars except percentage amounts)

(unaudited)

The following information is included for convenience only. Generally, a non-IFRS financial measure is a numerical measure of a company’s performance, cash flows or financial position that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with IFRS. EBITDA, adjusted EBITDA, adjusted EBITDA margin, cash flow prior to working capital changes and free cash flow are not measures of financial performance (nor do they have standardized meanings) under IFRS. In evaluating these measures, investors should consider that the methodology applied in calculating such measures may differ among companies and analysts.

The company uses both IFRS and certain non-IFRS measures to assess performance. Management believes these non-IFRS measures provide useful supplemental information to investors in order that they may evaluate PotashCorp’s financial performance using the same measures as management. Management believes that, as a result, the investor is afforded greater transparency in assessing the financial performance of the company. These non-IFRS financial measures should not be considered as a substitute for, nor superior to, measures of financial performance prepared in accordance with IFRS.

A.	EBITDA, ADJUSTED EBITDA AND ADJUSTED EBITDA MARGIN

Set forth below is a reconciliation of “EBITDA” and “adjusted EBITDA” to net income and “adjusted EBITDA margin” to net income as a percentage of sales, the most directly comparable financial measures calculated and presented in accordance with IFRS.

	Three Months Ended March 31
	2016	2015

Net income	$75	$370
Finance costs	52	49
Income taxes	32	140
Depreciation and amortization	167	172
EBITDA	$326	$731
Termination benefit costs	32	—
Impairment of property, plant and equipment	27	—
Adjusted EBITDA	$385	$731

EBITDA is calculated as net income before finance costs, income taxes, and depreciation and amortization. Adjusted EBITDA is calculated as net income before finance costs, income taxes, depreciation and amortization, termination benefit costs and certain impairment charges. PotashCorp uses EBITDA as a supplemental financial measure of its operational performance. Management believes EBITDA and adjusted EBITDA to be an important measure as it excludes the effects of items which primarily reflect the impact of long-term investment and financing decisions, rather than the performance of the company’s day-to-day operations. As compared to net income according to IFRS, these measures are limited in that they do not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in the company’s business, or the charges associated with impairments. Management evaluates such items through other financial measures such as capital expenditures and cash flow provided by operating activities. The company believes that these measurements are useful to measure a company’s ability to service debt and to meet other payment obligations or as a valuation measurement.

	Three Months Ended March 31
	2016	2015

Sales	$1,209	$1,665
Freight, transportation and distribution	(133)	(128)
Net sales	$1,076	$1,537

Net income as a percentage of sales	6%	22%
Adjusted EBITDA margin	36%	48%

Adjusted EBITDA margin is calculated as adjusted EBITDA divided by net sales (sales less freight, transportation and distribution). Management believes comparing adjusted EBITDA to net sales earned (net of costs to deliver product) is an important indicator of efficiency. In addition to the limitations given above in using adjusted EBITDA as compared to net income, adjusted EBITDA margin as compared to net income as a percentage of sales is also limited in that freight, transportation and distribution costs are incurred and valued independently of sales; adjusted EBITDA also includes share of earnings of equity-accounted investees whose sales are not included in consolidated sales. Management evaluates these items individually on the consolidated statements of income.

Potash Corporation of Saskatchewan Inc.

Selected Non-IFRS Financial Measures and Reconciliations and Supplemental Information

(in millions of US dollars)

(unaudited)

B.	CASH FLOW

Set forth below is a reconciliation of “cash flow prior to working capital changes” and “free cash flow” to cash provided by operating activities, the most directly comparable financial measure calculated and presented in accordance with IFRS.

	Three Months Ended March 31
	2016	2015

Cash flow prior to working capital changes	$281	$551
Changes in non-cash operating working capital
Receivables	(41)	56
Inventories	8	(62)
Prepaid expenses and other current assets	(2)	(8)
Payables and accrued charges	(58)	(16)
Changes in non-cash operating working capital	(93)	(30)
Cash provided by operating activities	$188	$521
Additions to property, plant and equipment	(246)	(228)
Other assets and intangible assets	—	(5)
Changes in non-cash operating working capital	93	30
Free cash flow	$35	$318

Management uses cash flow prior to working capital changes as a supplemental financial measure in its evaluation of liquidity. Management believes that adjusting principally for the swings in non-cash working capital items due to seasonality or other timing issues assists management in making long-term liquidity assessments. The company also believes that this measurement is useful as a measure of liquidity or as a valuation measurement.

The company uses free cash flow as a supplemental financial measure in its evaluation of liquidity and financial strength. Management believes that adjusting principally for the swings in non-cash operating working capital items due to seasonality or other timing issues, additions to property, plant and equipment, and changes to other assets assists management in the long-term assessment of liquidity and financial strength. Management also believes that this measurement is useful as an indicator of its ability to service its debt, meet other payment obligations and make strategic investments. Readers should be aware that free cash flow does not represent residual cash flow available for discretionary expenditures.

C.	ITEMS INCLUDED IN GROSS MARGIN

	Three Months Ended March 31, 2016
	Potash	Nitrogen	Phosphate	Consolidated
Gross margin	$88	$107	$39	$234
Expenses included in the above:
Termination benefit costs	32	—	—	32
Impairment of property, plant and equipment	—	—	27	27